Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS SECOND QUARTER 2009 RESULTS

PERRYSBURG, Ohio (July 29, 2009) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the second quarter ending June 30, 2009.

Second quarter highlights:

•                  Reported net earnings were $0.88 per share (diluted)

•                  Adjusted net earnings (non-GAAP) were $0.94 per share, down from record earnings of $1.35 per share in the prior year, up from $0.55 per share in first quarter 2009

•                  Glass shipments were down 12 percent year-over-year, reflecting the ongoing global recession, but up 14 percent over first quarter due to seasonal factors and abatement of inventory de-stocking trends

•                  Improved price and mix contributed four percent to revenue, which more than offset moderating cost inflation

•                  Temporary production curtailments reduced inventories by more than six percent from prior year

•                  Strong financial flexibility was further improved by the Company’s successful $600 million bond offering

Second quarter net sales were $1.8 billion in 2009, down from $2.2 billion in the prior year. Improved price and mix were offset by lower shipments and unfavorable foreign currency translation effects.

Earnings from continuing operations in the second quarter of 2009 were $149.3 million, or $0.88 per share (diluted), compared with $227.5 million, or $1.33 per share (diluted), in the prior year. Exclusive of the items not representative of ongoing operations, second quarter 2009 adjusted net earnings were $159.7 million, or $0.94 per share (diluted), down from adjusted net earnings of $231.7 million, or $1.35 per share (diluted), in the prior year second quarter. However, adjusted net earnings for the second quarter exceeded first quarter 2009 adjusted earnings of $92.8 million, or $0.55 per share (diluted). A description of items that management considers not representative of ongoing operations and a reconciliation of the GAAP to non-GAAP earnings and earnings per share can be found in Note 1 provided below and in charts on the Company’s Web site, www.o-i.com.

Commenting on the Company’s second quarter performance, Chairman and Chief Executive Officer Al Stroucken said, “As expected, earnings improved from the first quarter. While the global recession negatively impacted year-over-year results, seasonally stronger demand and the abatement of inventory de-stocking trends by our customers boosted shipments compared to last quarter. In addition, monthly sales volume comparisons versus the prior year improved throughout the quarter. As we focus on optimizing free cash flow, we continued to manage our production to reduce inventories. Improved price and mix, lower inflation and the benefits from our ongoing strategic footprint alignment initiative also increased our margins.”

Operational highlights: Favorable seasonal and market trends

Second quarter 2009 segment operating profit was $291.9 million, down from $390.1 million in the prior year, but up $100.0 million over the first quarter. Glass container shipments in tonnes declined 12 percent year-over-year, reflecting continued challenging market conditions, while volume in the two largest regions exited the quarter with a mid-single digit decline. Shipments increased 14 percent on a sequential basis as inventory de-stocking subsided and sales reflected seasonally stronger demand.

Unabsorbed fixed costs, primarily due to temporary production curtailments, were $95 million higher than the second quarter of last year compared to a $100 million year-over-year increase in the first quarter.  The Company’s proactive asset management efforts reduced inventory, as measured in tonnes, by more than six percent on a year-over-year and sequential basis. Improved price and mix of four percent exceeded cost inflation and the net benefit to operating profit was $81 million over the prior year, compared to a $55 million year-over-year improvement to profit in the first quarter.

The company continued to implement its strategic footprint alignment initiative focused on optimizing global assets. O-I has shifted production from higher cost plants to more efficient facilities, shutting a total of 15 furnaces since the program’s inception in 2007. This includes one furnace that was closed in the second quarter. As a result of these efforts, the Company reduced fixed costs by $38 million in the second quarter and $71 million year-to-date, compared to the prior year. Two additional plant closures in Europe were recently announced and should be completed in the second half of 2009.

Financial highlights: Improved financial flexibility with $600 million bond offering

Total debt was $3.642 billion at June 30, 2009, compared to $3.326 billion at March 31, 2009. Debt increased primarily due to the net effect of the Company issuing $600 million of senior notes and using $428 million of proceeds from this transaction to repay other debt. An unfavorable foreign currency translation of $137 million also increased debt. Compared to the first quarter, cash and cash equivalents increased approximately $315 million, principally due to positive free cash flow of $134 million, along with the remaining net proceeds from the notes offering. At the end of the second quarter, O-I had approximately $800 million available under its global revolving credit facility that does not mature until June 2012.

Commenting on the Company’s recent debt refinancing, Ed White, senior vice president and chief financial officer, said, “We were very pleased by the market’s reception to our attractively priced bond offering, which provided O-I with additional liquidity. As a result of this transaction, we extended our debt maturity schedule by using some of the proceeds to repay a substantial portion of our bonds maturing in 2010. Furthermore, we repaid all borrowings under our global revolving credit facility.”

Asbestos-related cash payments during the second quarter of 2009 were $49.4 million, down from $63.4 million during the second quarter of 2008. The deferred amount payable for previously settled claims was approximately $32.2 million at the end of the second quarter and comparable to the first quarter 2009 level. New lawsuits and claims filed during the first half of 2009 were approximately 30 percent lower than the same period last year. The number of pending asbestos-related lawsuits and claims was approximately 7,000 as of June 30, 2009, compared with approximately 11,000 at year end 2008.

Business outlook

Commenting on the Company’s outlook for the third quarter 2009, Stroucken said, “While market conditions have improved considerably in Europe and North America, we expect the global recession will continue to impact our business in all regions, especially South America. Third quarter shipments should be down modestly from the prior year and comparable with the second quarter. We expect additional benefits from our ongoing strategic footprint initiative, and improved price and mix should continue to offset cost inflation. Overall, we are well positioned to drive improved financial performance and achieve our strategic priorities as market conditions recover.”

Note 1:

The table below represents items that management considers not representative of ongoing operations.

	Three months ended June 30
	2009		2008
$ Millions, except per share amounts	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$149.3	$0.88	$227.5	$1.33
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for restructuring and asset impairment	5.2	0.03	4.2	0.02
Charges for note repurchase premiums and write-off of finance fees	5.2	0.03

Adjusted Net Earnings	$159.7	$0.94	$231.7	$1.35

	Six months ended June 30
	2009		2008
$ Millions, except per share amounts	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$194.4	$1.15	$401.5	$2.35
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for restructuring and asset impairment	52.9	0.31	13.9	0.08
Charges for note repurchase premiums and write-off of finance fees	5.2	0.03

Adjusted Net Earnings	$252.5	$1.49	$415.4	$2.43

Company Profile

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world. With the leading position in Europe, North America, Asia Pacific and South America, O-I manufactures consumer-preferred, 100 percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products. Established in 1903, the company employs more than 23,000 people with 80 manufacturing facilities in 22 countries. In 2008, net sales were $7.9 billion. For more information, visit http://www.o-i.com.

Regulation G

The information presented above regarding earnings from continuing operations exclusive of items management considers not representative of ongoing operations does not conform to U.S. generally accepted accounting principles (GAAP).  It should not be construed as an alternative to the reported results determined in accordance with GAAP.  Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations.  Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating bonus payments.  Management believes that the excluded items are not reflective of ongoing operations, so the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The company routinely posts all important information on its Web site — www.o-i.com.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.  Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk.  It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in the tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuation in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) the ability of the Company to raise selling prices commensurate with energy and other cost increases, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims.  It is not possible to foresee or identify all such factors.  Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances.  Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations.  While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.

Conference Call Scheduled for July 30, 2009

O-I CEO Al Stroucken and CFO Ed White will conduct a conference call to discuss the Company’s latest results on Thursday, July 30, 2009, at 8:30 a.m., Eastern Time.  A live webcast of the conference call, including presentation materials, will be available on the O-I Web site, www.o-i.com, in the Investor Relations section under “Events and Presentations.”

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m., Eastern Time, on July 30.  Ask for the O-I conference call.  A replay of the call will be available on the O-I Web site, www.o-i.com, for 30 days following the call.

Contacts:	O-I, Sasha Sekpeh, 567-336-2355 — Investor Relations
O-I, Lauren Dubilzig, 567-336-1312 — Corp. Communications

Copies of O-I news releases are available on the O-I Web site at http://www.o-i.com or at http://www.prnewswire.com.

The Company’s second quarter 10-Q (and all future 10-Q and 10-K forms) will be available in XBRL format on our Web site upon filing with the Securities and Exchange Commission.

# # #

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations (a)

(Dollars in millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Net sales	$1,807.0	$2,210.6	$3,326.0	$4,171.1
Manufacturing, shipping, and delivery expense	(1,399.6)	(1,685.4)	(2,621.8)	(3,189.1)

Gross profit	407.4	525.2	704.2	982.0

Selling and administrative expense	(122.4)	(130.8)	(240.9)	(258.6)
Research, development, and engineering expense	(14.1)	(17.9)	(28.0)	(33.9)
Interest expense (b)	(57.9)	(69.2)	(106.0)	(133.5)
Interest income	6.5	10.0	15.0	18.7
Equity earnings	14.1	12.7	27.7	23.8
Royalties and net technical assistance	3.5	5.0	6.3	9.8
Other income	0.9	1.4	2.5	3.2
Other expense (c)	(26.0)	(15.8)	(78.8)	(35.8)

Earnings from continuing operations before income taxes	212.0	320.6	302.0	575.7

Provision for income taxes	(49.5)	(75.9)	(80.7)	(140.8)

Earnings from continuing operations	162.5	244.7	221.3	434.9

Gain on sale of discontinued operations		3.8		7.9

Net earnings	162.5	248.5	221.3	442.8

Net earnings attributable to noncontrolling interests	(13.2)	(17.2)	(26.9)	(33.4)

Net earnings attributable to the Company	$149.3	$231.3	$194.4	$409.4

Amounts attributable to the Company:
Earnings from continuing operations	$149.3	$227.5	$194.4	$401.5
Gain on sale of discontinued operations		3.8		7.9
Net earnings	$149.3	$231.3	$194.4	$409.4

Basic earnings per share (d):
Earnings from continuing operations	$0.89	$1.37	$1.16	$2.43
Gain on sale of discontinued operations		0.02		0.05
Net earnings	$0.89	$1.39	$1.16	$2.48

Weighted average shares outstanding (000s)	167,764	165,350	167,424	160,837

Diluted earnings per share (d):
Earnings from continuing operations	$0.88	$1.33	$1.15	$2.35
Gain on sale of discontinued operations		0.02		0.05
Net earnings	$0.88	$1.35	$1.15	$2.40

Diluted average shares (000s)	170,493	170,550	169,481	170,611

(a)

The Company adopted the provisions of FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, “ on January 1, 2009, which changed the presentation of noncontrolling interests in subsidiaries. The presentation provisions of FAS No. 160 were also required to be applied retrospectively to 2008.

(b)

Amount for the three and six months ended June 30, 2009, includes charges of $5.2 million (pretax and after tax) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity. The aftertax effect of this charge is a reduction in earnings per share of $0.03.

(c)

Amount for the three months ended June 30, 2009, includes charges of $5.2 million (pretax and after tax) for restructuring and asset impairment. The effect of these charges is a reduction in earnings per share of $0.03.

Amount for the six months ended June 30, 2009, includes charges of $55.6 million ($52.9 million after tax) for restructuring and asset impairment. The effect of these charges is a reduction in earnings per share of $0.31.

Amount for the three months ended June 30, 2008, includes charges of $8.2 million ($4.2 million after tax amount attributable to the Company) for restructuring and asset impairment. The effect of these charges is a reduction in earnings per share of $0.02.

Amount for the six months ended June 30, 2008, includes charges of $21.1 million ($13.9 million after tax amount attributable to the Company) for restructuring and asset impairment. The effect of these charges is a reduction in earnings per share of $0.08.

(d)

The Company adopted the provisions of FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities,” on January 1, 2009. FSP No. EITF 03-6-1 required the Company to allocate earnings to unvested restricted shares outstanding during the period and was also required to be retrospectively applied to 2008. Basic earnings per share for the three and six months ended June 30, 2008 were reduced by $0.01 and $0.03 per share, respectively. There was no impact on basic earnings per share for the three and six months ended June 30, 2009. There was no impact on diluted earnings per share in any period presented.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	June 30,	Dec. 31,	June 30,
	2009	2008	2008
Assets
Current assets:
Cash and cash equivalents	$677.2	$379.5	$366.0
Short-term investments, at cost which approximates market	4.8	25.0	23.6
Receivables, less allowances for losses and discounts	1,126.4	988.8	1,438.4
Inventories	1,039.0	999.5	1,234.7
Prepaid expenses	70.0	51.9	51.8

Total current assets	2,917.4	2,444.7	3,114.5

Investments and other assets:
Equity investments	115.7	101.7	95.2
Repair parts inventories	139.9	132.5	154.0
Prepaid pension			614.5
Deposits, receivables, and other assets	498.1	444.5	508.5
Goodwill	2,290.8	2,207.5	2,546.6

Total other assets	3,044.5	2,886.2	3,918.8

Property, plant, and equipment, at cost	6,206.3	5,983.1	6,811.6
Less accumulated depreciation	3,554.0	3,337.5	3,807.9

Net property, plant, and equipment	2,652.3	2,645.6	3,003.7

Total assets	$8,614.2	$7,976.5	$10,037.0

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$357.8	$393.8	$528.6
Current portion of asbestos-related liabilities	175.0	175.0	210.0
Accounts payable	802.5	838.2	1,002.1
Other liabilities	622.6	596.3	699.6

Total current liabilities	1,957.9	2,003.3	2,440.3

Long-term debt	3,284.4	2,940.3	3,260.8
Deferred taxes	154.2	77.6	130.7
Pension benefits	712.4	741.8	306.5
Nonpension postretirement benefits	239.0	239.7	279.1
Other liabilities	349.7	360.1	382.0
Asbestos-related liabilities	236.1	320.3	141.9
Share owners’ equity:
The Company’s share owners’ equity:
Common stock	1.8	1.8	1.8
Capital in excess of par value	2,927.6	2,913.3	2,898.3
Treasury stock, at cost	(218.8)	(221.5)	(223.5)
Retained earnings (deficit)	162.0	(32.4)	118.7
Accumulated other comprehensive income (loss)	(1,424.4)	(1,620.6)	43.0

Total share owners’ equity of the Company	1,448.2	1,040.6	2,838.3
Noncontrolling interests	232.3	252.8	257.4
Total share owners’ equity	1,680.5	1,293.4	3,095.7

Total liabilities and share owners’ equity	$8,614.2	$7,976.5	$10,037.0

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Cash flows from operating activities:
Net earnings	$162.5	$248.5	$221.3	$442.8
Net earnings attributable to noncontrolling interests	(13.2)	(17.2)	(26.9)	(33.4)
Gain on sale of discontinued operations		(3.8)		(7.9)
Non-cash charges:
Depreciation	93.8	115.6	182.2	229.2
Amortization of intangibles and other deferred items	5.0	6.7	9.3	14.3
Amortization of finance fees	1.6	2.1	4.0	4.0
Restructuring and asset impairment	5.2	8.2	55.6	21.1
Other	24.3	33.0	67.6	52.1
Asbestos-related payments	(49.4)	(63.4)	(84.2)	(103.6)
Cash paid for restructuring activities	(13.0)	(12.5)	(33.2)	(16.6)
Change in non-current operating assets	13.5	3.0	11.1	2.2
Change in non-current liabilities	(36.4)	(38.9)	(67.7)	(56.9)
Change in components of working capital	17.8	(60.0)	(155.9)	(275.1)

Cash provided by operating activities	211.7	221.3	183.2	272.2
Cash flows from investing activities:
Additions to property, plant, and equipment	(77.5)	(83.6)	(124.1)	(129.0)
Repayment from (advance to) equity affiliate		1.7	1.6	(13.3)
Net cash proceeds (payments) related to divestitures and asset sales	4.1		4.2	(16.6)
Cash utilized in investing activities	(73.4)	(81.9)	(118.3)	(158.9)
Cash flows from financing activities:
Additions to long-term debt	795.5	327.6	1,070.4	636.8
Repayments of long-term debt	(562.2)	(531.8)	(745.8)	(754.4)
Increase (decrease) in short-term loans	(47.9)	(39.1)	(65.5)	43.2
Net (payments) receipts for hedging activity	24.7	(12.9)	29.1	(46.8)
Payment of finance fees	(11.8)		(11.8)
Convertible preferred stock dividends				(5.4)
Dividends paid to noncontrolling interests (a)	(38.4)	(11.4)	(55.4)	(41.6)
Issuance of common stock and other	0.3	4.1	4.3	13.9
Cash provided by (utilized in) financing activities	160.2	(263.5)	225.3	(154.3)
Effect of exchange rate fluctuations on cash	16.4	7.1	7.5	19.3
Increase (decrease) in cash	314.9	(117.0)	297.7	(21.7)
Cash at beginning of period	362.3	483.0	379.5	387.7
Cash at end of period	$677.2	$366.0	$677.2	$366.0

(a)          The Company adopted the provisions of FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, “ on January 1, 2009, which changed the presentation of noncontrolling interests in subsidiaries. The presentation provisions of FAS No. 160 were also required to be applied retrospectively to 2008.

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended June 30,		Six months ended June 30,
Net sales:	2009	2008	2009	2008

Europe	$793.9	$1,045.7	$1,406.8	$1,934.6
North America	560.5	606.3	1,054.7	1,137.2
South America	249.9	294.1	463.9	548.3
Asia Pacific	192.7	242.3	374.8	492.3

Reportable segment totals	1,797.0	2,188.4	3,300.2	4,112.4

Other	10.0	22.2	25.8	58.7

Net sales	$1,807.0	$2,210.6	$3,326.0	$4,171.1

	Three months ended June 30,		Six months ended June 30,
Segment Operating Profit (a):	2009	2008	2009	2008

Europe	$120.4	$195.8	$164.6	$343.4
North America	103.1	68.1	165.8	123.5
South America	57.0	85.5	117.0	159.1
Asia Pacific	11.4	40.7	36.4	86.2

Reportable segment totals (b)	291.9	390.1	483.8	712.2

Items excluded from Segment Operating Profit:
Retained corporate costs and other	(23.3)	(2.1)	(35.2)	(0.6)
Restructuring and asset impairment	(5.2)	(8.2)	(55.6)	(21.1)

Interest income	6.5	10.0	15.0	18.7
Interest expense	(57.9)	(69.2)	(106.0)	(133.5)
Earnings from continuing operations before income taxes	$212.0	$320.6	$302.0	$575.7

The following notes relate to Segment Operating Profit:

(a)          Operating Profit consists of consolidated earnings from continuing operations before interest income, interest expense, and provision for income taxes. Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on “Operating Profit” because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to Operating Profit is net earnings. The Company presents Segment Operating Profit because management uses the measure, in combination with gross profit percentage and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to earnings from continuing operations before income taxes is included in the tables above.

(b)         Segment Operating Profit for the three months ended June 30, 2009, excludes charges of $5.2 million for restructuring and asset impairment.

Segment Operating Profit for the six months ended June 30, 2009, excludes charges of $55.6 million for restructuring and asset impairment.

Segment Operating Profit for the three months ended June 30, 2008, excludes charges of $8.2 million for restructuring and asset impairment.

Segment Operating Profit for the six months ended June 30, 2008, excludes charges of $21.1 million for restructuring and asset impairment.